AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2000
                                                   REGISTRATION NO. 333-93927
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                           CAPITAL MEDIA GROUP LIMITED
             (Exact Name of Registrant as Specified in its Charter)
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
                NEVADA                                                      84-0453100
  (State or Other Jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)     Identification Number)
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                             2 RUE DU NOUVEAU BERCY
                            94220, CHARENTON, FRANCE
                                +33-1-43-53-6999
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                    GILLES ASSOULINE, CHIEF EXECUTIVE OFFICER
                           CAPITAL MEDIA GROUP LIMITED
                             2 RUE DU NOUVEAU BERCY
                            94220, CHARENTON, FRANCE
                                +33-1-43-53-6999
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------
                        COPIES OF ALL COMMUNICATIONS TO:
                            PHILIP B. SCHWARTZ, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                         ONE S.E. 3RD AVENUE, 28TH FLOOR
                            MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600

      APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933 check the following box.[X]

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, under Item 11(a)(1) to this form, check the following box.[ ]

      If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number and the effective registration statement for the same offering.[ ]

      If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the Prospectus is expected to be made under Rule 434, please check the following box.[ ]


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting under said Section 8(a), may determine.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance of the securities being registered are as follows:

SEC Registration Fee...................................    $   2,227

NASDAQ Listing Fee.....................................            0

Printing Expenses......................................       10,000

Accounting Fees and Expenses...........................        5,000

Legal Fees and Expenses................................       30,000

Blue Sky Fees and Expenses.............................        5,000

Transfer Agent and Registrar Fees and Expenses.........        1,000

Miscellaneous..........................................        6,773
                                                              -------------
          Total........................................    $  60,000
                                                              =============
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*      All amounts, except the SEC registration fee and the NASD filing fee, are estimated.

ITEM 14.      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Registrant's Articles of Incorporation, as amended, provided that no director or officer will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding this provision, the Registrant's Articles of Incorporation further provide that a director or officer will be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 3, 1997, the Company completed a private placement in which it raised net proceeds of $5.85 million. The Company issued 1.2 million shares of its common stock in this private placement (at a purchase price of $5.00 per share) to 65 investors, 20 of whom were U.S. persons. This offering was exempt from registration under the Securities Act of 1933 (the "Act") pursuant to
Section 4(2) thereunder and pursuant to Rule 506. A portion of the offering was also outside the registration requirements of the Act pursuant to Regulation S.

     On June 25, 1997, the Company accepted a subscription for $4.0 million from Unimedia, S.A. In this subscription, the Company agreed to issue an aggregate of 701,754 shares of its common stock at a purchase price of $5.70 per share. On June 30, 1997, $1,500,000 of the proceeds of the subscription was received by the Company and the balance of $2,500,000 was

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

released to the Company on July 31, 1997. This share issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. In connection with this private placement, the Company paid Unimedia a fee of $240,000, which was netted against the purchase price of the shares.

     On July 31, 1997, the Company acquired 50.3% of the outstanding common stock of Unimedia in exchange for 433,300 shares of its common stock. Stockholders of Unimedia who did not participate in the first closing of the Unimedia share exchange had until September 5, 1997 to convert their Unimedia securities into shares of the Company's common stock and on September 5, 1997, the Company acquired an additional 31.3% of Unimedia's common stock in exchange for an additional 269,360 shares of its common stock. Shares issued in the Unimedia share exchange were valued on our books at $5.70 per share. Eleven Unimedia stockholders received shares of the Company's common stock in the share exchange between the Company and the stockholders of Unimedia. The Unimedia share exchanges were exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder. They were also outside the registration requirements of the Act pursuant to Regulation S.

     During the fourth quarter of 1997, the Company issued an aggregate of 79,333 shares of its common stock (raising $586,000 at prices between $6.00 and $7.50 per share) to four non-US purchasers. These issuances were exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder. They were also outside the registration requirements of the Act pursuant to Regulation S.

     On October 27, 1999, the Company issued 13,656,868 shares of its common stock to Groupe AB and 8,941,387 shares of its common stock to Superstar Ventures Limited (an entity controlled by David Ho). These shares were issued upon the conversion of an aggregate of $22,598,255 of outstanding convertible debt (including interest and penalties of $4,649,839). These shares were issued in a transaction exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder.

     On October 27, 1999, the Company issued 60,000 shares to David Ho, 55,000 shares to Stephen Kornfeld, 20,000 shares to Pierre Demailly, 16,000 shares to Gilles Assouline and 14,000 shares to Michel Assouline for services. These shares were issued in transactions exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder.

     On October 27, 1999, the Company issued an aggregate of 788,999 shares of its common stock to one purchaser upon conversion of a loan. This issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder. It was also outside the registration requirements of the Act pursuant to Regulation S.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1. Agreement and Plan of Reorganization, dated December 29, 1995, by and among Cardinal Capital Corp. and the stockholders of ECL (1).

2.2 Agreement and Plan of Reorganization ("Agreement"), entered into effective as of March 4, 1997 by and among the Company, Unimedia S.A., a company organized under the laws of the Republic of France and certain stockholders of Unimedia, S.A. (incorporated by reference from the Company's Current Report on Form 8-K, dated March 14, 1997).

2.3 Amendment No. 1 to the Agreement, dated as of June 25, 1997 (incorporated by reference from the Company's Current Report on Form 8-K dated June 25,
       1997)

2.4 Amendment No. 2 to the Agreement, dated as of July 11, 1997 (incorporated by reference from the Company's Current Report on Form 8-K dated July 11,
       1997)

2.5 Amendment No. 3 to the Agreement, dated as of July 25, 1997 (incorporated by reference from the Company's Current Report on Form 8-K dated July 11,
       1997)

3.1 Amendment to Articles of Incorporation (incorporated by reference from the Company's Current Report on Form 8-K, dated December 29, 1995).

4.1 Certificate of Designations, Preferences and Rights of Series A Preferred Stock (incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997).

4.2 Form of warrant issued in connection with Registrant's winter 1995/96 private placement of securities (1).

5.1    Opinion of Akerman, Senterfitt & Eidson, P.A.*

10.1 Service Agreement dated September 27, 1995, between the Registrant and Charles Koppel (1).

10.2 Service Agreement dated September 27, 1995, between the Registrant and Barry Llewellyn (1).

10.3 Stockholders Agreement dated November 15, 1995, among Telor International Limited, Europa Capital Management Limited, Tinerama Investment A.G. and the Registrant (1).

10.4   Transponder Lease between PTT Telecom BV and the Registrant (1).

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

10.5 Contract for On-Site Satellite Uplink Service between BT Telecom (Deutschland) GmbH and the Registrant (1).

10.6 Service Agreement between Onyx Television and Wagner & Taunusfilm Television GmbH (1).

10.7 Letter Agreement dated December 6, 1995 between Onyx Television and Studio Dortmund (1).

10.8 Facility letter dated October 31, 1996 made between Instar Holdings, Inc. and Capital Media (UK) Limited (2).

10.9 Debenture dated October 31, 1996 made between Instar Holdings, Inc. and Capital Media (UK) Limited (2).

10.10  Security Assignment dated October 31, 1996 made between Capital Media
       (UK) Limited and Instar Holdings, Inc. (2).

10.11 Charge Over Shares and Securities dated October 31, 1996 made between Capital Media Group Limited and Instar Holdings, (2).

10.12 Guarantee dated October 31, 1996 made between Instar Holdings, Inc. and the Guarantors (2).

10.13 Deed of Counter -Indemnity dated October 31, 1996 made between Capital Media (UK) Limited and Universal Independent Holdings Limited(2).

10.14 Side letter to the Deed of Counter-Indemnity dated October 31, 1996 from Universal Independent Holdings Limited to Capital Media (UK) Limited (2).

10.15 Debenture dated October 31, 1996 made between Universal Independent Holdings Limited and Capital Media (UK) Limited (2).

10.16  Security Assignment dated October 31, 1996 made between Capital Media
       (UK) Limited and Universal Independent Holdings Limited (2).

10.17 Charge Over Shares and Securities dated October 31, 1996 made between Capital Media Group Limited and Universal Independent Holdings Limited
       (2).

10.18 Guarantee dated October 31, 1996 made between Universal Independent Holding Limited and the Guarantors (2).

10.19 Deed of priorities dated October 31, 1996 made between Instar Holdings, Inc. and Universal Independent Holdings Limited and Capital Media (UK) Limited.

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

10.20 Deed of priorities dated October 31, 1996 made between Instar Holdings, Inc. and Universal Independent Holdings Limited and Capital Media Group Limited (2).

10.21 Form of Indemnification Agreement dated July 31, 1997, by and between the Company and Gilles Assouline and Michel Assouline (3).

10.22 Letter Agreement, dated July 1998, between CM (UK), the Company, Onyx, Superstar and Instar (3).

10.23  Services Agreement between Onyx Television and Groupe AB (3).

10.24  Superstar Note in the face amount of $5.0 million (3).

10.25  Groupe AB Note in the face amount of $6.64 million (3).

10.26  Groupe AB Note in the face amount of $6.0 million (4).

21.1   Subsidiaries (4)

23.1   Consent of PricewaterhouseCoopers*

23.2   Consent of Deloitte & Touche*

23.3   Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1)


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*    Previously filed


(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31,1997.

(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

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

ITEM 17.  UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     B. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i) To include any prospectus required by Section
                      10(a)(3) of the Securities Act.

                               (ii) To reflect in the Prospectus any facts or
                      events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                               (iii) To include any material information with
                      respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore

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

unenforceable if a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by; such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy and as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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
                                   SIGNATURES


         Under the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on the 16th day of January, 2000.


                                CAPITAL MEDIA GROUP LIMITED

                                By: /s/ GILLES ASSOULINE
                                   ---------------------------------------------
                                   Gilles Assouline, President and
                                   Chief Executive Officer

         Under the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                   TITLE                            DATE
---------                   -----                            ----


/s/ Gilles Assouline
------------------------    Chairman, President and          January 16, 2000
Gilles Assouline            Chief Executive Officer
                            (Principal Executive
                            Officer)

/s/ Michel Assouline
------------------------    Director, Chief Operating        January 16, 2000
Michel Assouline            Officer


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SIGNATURE                   TITLE                            DATE
---------                   -----                            ----


/s/ Stephen Coleman
-------------------------   Chief Financial Officer          January 12, 2000
Stephen Coleman             (Principal Financial and
                            Accounting Officer)

 *
-------------------------   Director                         January 16, 2000
David Ho

 *
-------------------------   Director                         January 16, 2000
Patrick Ho

 *
-------------------------   Director                         January 16, 2000
Jean-Francois Klein

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* By: /s/ Gilles Assouline
     -------------------------------
      Gilles Assouline
      Power of Attorney

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